February 2020

Preliminary Terms No. 3,386

Registration Statement Nos. 333-221595; 333-221595-01

Dated February 7, 2020

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Trigger Participation Securities Based on the Value of the Solactive European Recovery PR Index due August 16, 2021

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley.  The securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for Participation Securities and prospectus, as supplemented or modified by this document.  At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus a return reflecting 100% of the upside performance of the underlying index.  If the underlying index depreciates in value but the final index value is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment.  However, if the underlying index has depreciated in value so that the final index value is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the index value over the term of the securities.  Under these circumstances, the payment at maturity will be less than 84.80% of the stated principal amount and could be zero.  Accordingly, you may lose your entire investment.  The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the limited protection against loss that applies only if the final index value is greater than or equal to the trigger level.  Investors may lose their entire initial investment in the securities.

The Solactive European Recovery PR Index (the “underlying index”) is a static, rules-based index launched on February 7, 2020, and calculated and published by Solactive AG (the “underlying index publisher”). The underlying index attempts to track the price return performance (excluding ordinary dividends) of 30 European companies (each, an “index component,” and together, the “index components”). There can be no assurance that these 30 companies will not underperform other companies or the European or global markets generally.  All index components are weighted at a pre-determined weight of between 2% and 4% within the underlying index at each quarterly rebalancing.  However, the weights of the index components within the underlying index will change between quarterly rebalancings based on their individual performances.  The underlying index’s composition is fixed at the selected 30 index components.  Other than under limited circumstances, no index component will be removed from the underlying index, and no stock will be added to the underlying index.  For more information, see “Annex A—Solactive European Recovery PR Index” beginning on page 21 and the “Risk Factors—There are risks associated with the underlying index” beginning on page 7.

The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk.  If we default on our obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	August 16, 2021
Underlying index:	Solactive European Recovery PR Index
Aggregate principal amount:	$
Payment at maturity:

If the final index value is greater than the initial index value: $1,000 + upside payment

If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level: $1,000

If the final index value is less than the trigger level: $1,000 × index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 15.20%, and possibly all, of your investment.

Upside payment:	$1,000 × participation rate × index percent increase
Participation rate:	100%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	, which is the index closing value on February 7, 2020
Final index value:	The index closing value on the valuation date
Trigger level:	84.80% of the initial index value
Valuation date:	August 9, 2021, subject to adjustment for non-index business days and certain market disruption events
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	February 10, 2020
Original issue date:	February 18, 2020 (5 business days after the pricing date)
CUSIP / ISIN:	61770FGV2 / US61770FGV22
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $960.00 per security, or within $20.00 of that estimate. See “Investment Summary” beginning on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)	Proceeds to us(2)
Per security	$1,000	$	$
Total	$	$	$
(1)	Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $ for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)	See “Use of proceeds and hedging” on page 13.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 5.

February 2020

Preliminary Terms No. 3,386

Registration Statement Nos. 333-221595; 333-221595-01

Dated February 7, 2020

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Participation Securities dated November 16, 2017	Prospectus dated November 16, 2017

Morgan Stanley Finance LLC
Trigger Participation Securities Based on the Value of the Solactive European Recovery PR Index due August 16, 2021 Principal at Risk Securities

Investment Summary

Trigger Participation Securities

Principal at Risk Securities

The Trigger Participation Securities Based on the Value of the Solactive European Recovery PR Index due August 16, 2021 (the “securities”) can be used:

▪	To achieve similar levels of upside exposure to the underlying index as a direct investment

▪	To provide limited protection against a loss of principal in the event of a decline of the underlying index as of the valuation date but only if the final index value is greater than or equal to the trigger level

Maturity:	Approximately 1.5 years
Participation rate:	100%
Trigger level:	84.80% of the initial index value
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Interest:	None

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000.  We estimate that the value of each security on the pricing date will be approximately $960.00, or within $20.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the participation rate and the trigger level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

February 2020	Page 3

Morgan Stanley Finance LLC
Trigger Participation Securities Based on the Value of the Solactive European Recovery PR Index due August 16, 2021 Principal at Risk Securities

Key Investment Rationale

The securities offer exposure to any positive performance of the underlying index.  At maturity, an investor will receive an amount in cash based upon the closing value of the underlying index on the valuation date.  The securities are unsecured obligations of ours, and all payments on the securities are subject to our credit risk.  Investors may lose their entire initial investment in the securities.

Exposure to the Solactive European Recovery PR Index	The Solactive European Recovery PR Index is a static, rules-based index launched on February 7, 2020, and calculated and published by Solactive AG. The underlying index attempts to track the price return performance (excluding ordinary dividends) of 30 European companies. See “Annex A—Solactive European Recovery PR Index” beginning on page 21 and “Risk Factors—There are risks associated with the underlying index” beginning on page 7.
Trigger Feature	At maturity, even if the underlying index has declined over the term of the securities, you will receive your stated principal amount but only if the final index value is greater than or equal to the trigger level.
Upside Scenario	The final index value is greater than the initial index value, and, at maturity, the securities redeem for the stated principal amount of $1,000 plus a return reflecting 100% of the increase in the value of the underlying index.
Par Scenario	The final index value is less than or equal to the initial index value but is greater than or equal to the trigger level. In this case, you receive the stated principal amount of $1,000 at maturity even though the underlying index has depreciated.
Downside Scenario	The final index value is less than the trigger level. In this case, the securities redeem for at least 15.20% less than the stated principal amount, and this decrease will be by an amount proportionate to the full decline in the value of the underlying index over the term of the securities.

February 2020	Page 4

Morgan Stanley Finance LLC
Trigger Participation Securities Based on the Value of the Solactive European Recovery PR Index due August 16, 2021 Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Participation rate:	100%
Trigger level:	84.80% of the initial index value

Securities Payoff Diagram

How it works

▪	Upside Scenario: If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 100% of the appreciation of the underlying index over the term of the securities.

▪	If the underlying index appreciates 5%, investors will receive a 5% return, or $1,050.00 per security.

▪	Par Scenario: If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, investors will receive the $1,000 stated principal amount.

▪	If the underlying index depreciates 5%, investors will receive the $1,000 stated principal amount.

▪	Downside Scenario: If the final index value is less than the trigger level, investors will receive an amount significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

February 2020	Page 5

Morgan Stanley Finance LLC
Trigger Participation Securities Based on the Value of the Solactive European Recovery PR Index due August 16, 2021 Principal at Risk Securities
▪	If the underlying index depreciates 60%, investors will lose 60% of their principal and receive only $400 per security at maturity, or 40% of the stated principal amount.

February 2020	Page 6

Morgan Stanley Finance LLC
Trigger Participation Securities Based on the Value of the Solactive European Recovery PR Index due August 16, 2021 Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for Participation Securities and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of any principal at maturity. If the final index value is less than the trigger level (which is 84.80% of the initial index level), the payout at maturity will be an amount in cash that is at least 15.20% less than the $1,000 stated principal amount of each security, and this decrease will be by an amount proportionate to the full decrease in the value of the underlying index. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index, and any actual or anticipated changes in our credit ratings or credit spreads. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Hypothetical Retrospective and Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the securities is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be the index closing value on the valuation date, subject to adjustment for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the securities may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

▪	There are risks associated with the underlying index.

February 2020	Page 7

Morgan Stanley Finance LLC
Trigger Participation Securities Based on the Value of the Solactive European Recovery PR Index due August 16, 2021 Principal at Risk Securities
▪	The underlying index may not yield future positive performance, and the level of the underlying index may decline substantially. The underlying index is composed of 30 stocks, each weighted at a pre-determined weight of between 2% and 4% as of each quarterly rebalancing. These stocks were selected by the underlying index publisher prior to the inception date of the underlying index, and the composition of the underlying index will not be adjusted for changing market conditions. Although the underlying index publisher selected the 30 stocks in an effort to identify European companies that would perform favorably, there can be no assurance that these companies, or European companies generally, will perform favorably during any future period. Additionally, there can be no guarantee that the underlying index will not underperform the European or global equity markets generally. If the prices of the index components decline, the level of the underlying index will decline, perhaps significantly.

▪	The underlying index has a fixed, pre-selected composition that will not be adjusted based on changing market conditions. The underlying index’s composition is fixed at the 30 index components selected by the underlying index publisher prior to the inception of the underlying index. Other than under the limited circumstances set forth below under “Annex—The Solactive European Recovery PR Index—Corporate Actions,” no index component will be removed from the underlying index, and no stock will be added to the underlying index. This index policy differs from an actively managed strategy, where component stocks are changed based on market conditions. The underlying index composition is fixed and will not change over time even if the underlying index underperforms the European or global equity markets generally. Accordingly, the underlying index is not actively managed by the underlying index publisher and will not adjust to changing business, financial, geopolitical or other conditions. The underlying index publisher will not remove any underperforming index component, regardless of its loss in value. If the values of the index components decline, the level of the underlying index will decline, perhaps significantly.

▪	The underlying index was established on February 7, 2020 and therefore has extremely limited actual performance history. The underlying index was established on February 7, 2020 and therefore has extremely limited actual performance history. Therefore, performance for the underlying index has been retrospectively simulated on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation. The methodology of the underlying index used for the calculation and retrospective simulation of the underlying index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this hypothetical retrospective performance is purely theoretical and may not be indicative of future performance. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to February 7, 2020. Such data must be considered illustrative only. The hypothetical retrospective data may not reflect future performance and no assurance can be given as to the level of the underlying index at any time. Additionally, as the underlying index is new and has extremely limited actual historical performance, any investment in the underlying index may involve greater risk than an investment in an index with significant actual historical performance and a proven track record.

▪	As index rebalancing occurs only once every three months, index components will have different weightings for extended periods of time. Each March, June, September and December, the underlying index publisher rebalances the underlying index so that all index components are weighted at a pre-determined weight of between 2% and 4%. However, the market performance of the index components will produce unequal weightings throughout the periods between the quarterly rebalancing dates. Index components performing relatively strongly will increase their weightings within the underlying index, while index components performing relatively poorly will decrease their weightings within the underlying index. You will thus have greater exposure to some index components, and any decline of such index components will adversely affect the level of the underlying index.

February 2020	Page 8

Morgan Stanley Finance LLC
Trigger Participation Securities Based on the Value of the Solactive European Recovery PR Index due August 16, 2021 Principal at Risk Securities

Additionally, as part of the quarterly rebalancing of the underlying index, the underlying index publisher will reduce the heavier weightings of the relatively strongly performing index components. This policy differs from other investment strategies where investors can maintain and grow their positions in successful investments.

▪	There are risks associated with investments in securities linked to the value of foreign equity securities. The securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪	The payment at maturity is based solely on the price performance of the underlying index. Unlike a “total return” index, which would reflect dividends paid on the stocks that constitute the index in addition to reflecting changes in the market prices of such stocks, the underlying index is a price-return index. Therefore, ordinary dividend payments are excluded in measuring the underlying index’s performance, and the return on the underlying index will not include any ordinary dividends paid on the stocks that constitute the underlying index. The value of the underlying index may decline over the term of the securities even if, when distributions of dividend payments are taken into account, a direct investment in the stocks constituting the underlying index would have realized an overall positive return over the same period. The return on the securities will not include a total return feature.

▪	The value of the underlying index is subject to currency exchange risk. For index components denominated in currencies other than the Euro (the “non-Euro stocks”), the underlying index publisher will convert the prices of such index components into Euros before calculating the index value. Holders of the securities will thus be exposed to currency exchange rate risk with respect to each of the currencies in which the non-Euro stocks trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the Euro and the relative weight of each currency. If, taking into account such weighting, the Euro strengthens against the currencies of the non-Euro stocks, the level of the underlying index will be adversely affected and the payment on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

▪	existing and expected rates of inflation;

▪	existing and expected interest rate levels;

▪	the balance of payments; and

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Morgan Stanley Finance LLC
Trigger Participation Securities Based on the Value of the Solactive European Recovery PR Index due August 16, 2021 Principal at Risk Securities
▪	the extent of governmental surpluses or deficits in the countries represented in the non-Euro stocks and the Euro-denominated stocks.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the non-Euro stocks and the Euro-denominated stocks and other countries important to international trade and finance.

▪	Adjustments to the underlying index could adversely affect the value of the underlying index. The underlying index publisher may make adjustments to the underlying index on account of extraordinary corporate actions, corporate actions or market disruption events (as described in “Annex A—Solactive European Recovery PR Index”). Additionally, the underlying index publisher will have the sole discretion to substitute an index component with a successor stock upon the occurrence of a merger, a takeover bid, a delisting, insolvency or the nationalization of a company. Similarly, following the announcement of certain corporate actions by the issuer of an index component, the underlying index publisher will, in its discretion, determine whether such corporate action has a dilution, concentration or other effect on the price of the respective index component, and will make necessary adjustments to the affected index component and/or the formula for calculating the underlying index that it deems appropriate in order to take into account the effect. Also, in the event of a market disruption event, the underlying index publisher will determine the level of the underlying index, taking into account the market conditions prevailing at that point in time. Any of these determinations may affect the level of the underlying index.

▪	Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪	Adjustments to the underlying index could adversely affect the value of the securities. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the securities will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

February 2020	Page 10

Morgan Stanley Finance LLC
Trigger Participation Securities Based on the Value of the Solactive European Recovery PR Index due August 16, 2021 Principal at Risk Securities

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index value, the trigger level and the final index value, including whether the underlying index has decreased to below the trigger level, and will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Participation Securities—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. MS & Co. and some of our other affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the initial index value, and,

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Morgan Stanley Finance LLC
Trigger Participation Securities Based on the Value of the Solactive European Recovery PR Index due August 16, 2021 Principal at Risk Securities

therefore, could increase the trigger level, which is the level at or above which the underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect whether the value of the underlying index on the valuation date is below the trigger level, and, therefore, whether an investor would receive significantly less than the stated principal amount of the securities at maturity.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for participation securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying product supplement for participation securities, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition (other than amounts treated as “FDAP income,” as defined in the accompanying product supplement for participation securities). The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Underlying Index

Solactive European Recovery PR Index

The Solactive European Recovery PR Index is a static, rules-based index launched on February 6, 2020, and calculated and published by Solactive AG as the “underlying index publisher”. The index attempts to track the price return performance (excluding ordinary dividends) of 30 European companies (each an “index component” and together, the “index components”). There can be no assurance that these 30 companies will not underperform other companies or the European or global markets generally. For additional information about the Solactive European Recovery PR Index, see the information set forth under “Annex A—Solactive European Recovery PR Index” below.

Hypothetical Retrospective and Historical Information

The inception date for the underlying index was February 7, 2020.  The information regarding the underlying index prior to February 7, 2020 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlying index based on historical data.  A retrospective simulation means that no actual investment which allowed a tracking of the performance of the index existed at any time during the period of the retrospective simulation.  In addition, the Solactive European Recovery PR Index existed for only a portion of period for which the underlying index publisher calculates hypothetical retrospective values.  For any period during which data for the Solactive European Recovery PR Index or one or more index components did not exist, the historical simulation is based on the value of the Solactive European Recovery PR Index based on simulated historical performance.  Therefore, information regarding the underlying index prior to February 7, 2020 is hypothetical only and does not reflect actual historical performance.  Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to February 7, 2020.  Such data must be considered illustrative only.

Information as of market close on February 6, 2020:

Bloomberg Ticker Symbol:	SOLRECOV
Current Index Value:	121.75
52 Weeks Ago:	101.78
52 Week High (on 2/6/2020):	121.75
52 Week Low (on 8/15/2019):	96.22

The following graph sets forth the daily index closing values of the underlying index for each quarter in the period from April 7, 2015 through February 6, 2020.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period.  The index closing value of the underlying index on February 6, 2020 was 121.75. The underlying index was established on February 7, 2020.  The information prior to February 7, 2020 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

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Solactive European Recovery PR Index Daily Index Closing Values April 7, 2015 to February 6, 2020

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Solactive European Recovery PR Index	High	Low	Period End
2015
Second Quarter (from April 7, 2015)	104.80	98.46	98.76
Third Quarter	104.84	84.22	85.83
Fourth Quarter	96.99	85.30	92.35
2016
First Quarter	90.77	75.32	88.76
Second Quarter	93.70	80.37	84.97
Third Quarter	94.49	81.03	92.03
Fourth Quarter	103.72	90.74	103.35
2017
First Quarter	110.89	102.76	110.51
Second Quarter	115.54	90.74	111.93
Third Quarter	116.44	110.31	116.44
Fourth Quarter	120.23	114.51	118.47
2018
First Quarter	125.05	114.17	114.58
Second Quarter	127.80	113.22	121.29
Third Quarter	125.01	117.48	119.96
Fourth Quarter	119.71	89.53	91.45
2019
First Quarter	108.63	90.17	106.40
Second Quarter	112.57	99.66	104.65
Third Quarter	109.85	96.22	107.04
Fourth Quarter	120.04	101.70	118.99
2020
First Quarter (through February 6, 2020)	121.75	115.10	121.75

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Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	Solactive AG
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Postponement of maturity date:	If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.
Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for participation securities, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪

Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for participation securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”).  Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”).  However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security.  Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the

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discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for participation securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for participation securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers.  We expect our hedging counterparties to take positions in stocks of the underlying index, in futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the initial index value, and, therefore, could increase the trigger level, which is the level at or above which the underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities.  In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches.  We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for Participation Securities.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance

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company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)

the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)

we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)

any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)

our interests are adverse to the interests of the purchaser or holder; and

(v)

neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such

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an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these securities should consult and rely on their own counsel and advisers as to whether an investment in these securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $     for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.  When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for Participation Securities.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Participation Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for Participation Securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for Participation Securities and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for Participation Securities dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for Participation Securities, in the index supplement or in the prospectus.

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Annex A—Solactive European Recovery PR Index

The Solactive European Recovery PR Index (the “Index”) is a static, rules-based index launched on February 6, 2020, and calculated and published by Solactive AG (the “Index Sponsor”). The Index attempts to track the price return performance (excluding ordinary dividends) of 30 European companies (each, an “Index Component,” and together, the “Index Components”). There can be no assurance that these 30 companies will not underperform other companies or the European or global markets generally.

The complete list of Index Components is provided in the table below. All Index Components are weighted within the Index at a pre-determined weight of between 2% and 4% at each quarterly rebalancing. However, the weights of the index components within the underlying index will change between quarterly rebalancings based on their individual performances. The underlying index’s composition is fixed at the selected 30 index components. Other than under the limited circumstances, no index component will be removed from the underlying index, and no stock will be added to the underlying index.

Index Composition

Company	Type of Shares [TO CONFIRM]	Reuters Ticker	Exchange	Index Weight at Each Rebalancing
Altice Europe NV	Common Stock	ATCA.AS	Euronext Amsterdam	4.00%
Aperam SA	Common Stock	APAM.AS	Euronext Amsterdam	4.00%
ArcelorMittal SA	Common Stock	MT.AS	Euronext Amsterdam	4.00%
Aviva PLC	Common Stock	AV.L	London Stock Exchange	4.00%
CNH Industrial NV	Common Stock	CNHI.N	New York Stock Exchange	4.00%
Lloyds Banking Group PLC	Common Stock	LLOY.L	London Stock Exchange	4.00%
Natixis SA	Common Stock	CNAT.PA	Euronext Paris	4.00%
Next PLC	Common Stock	NXT.L	London Stock Exchange	4.00%
Pandora A/S	Common Stock	PNDORA.CO	OMX Nordic Exchange Copenhagen	4.00%
Rio Tinto PLC	Common Stock	RIO.L	London Stock Exchange	4.00%
Ubisoft Entertainment	Common Stock	UBIP.PA	Euronext Paris	4.00%
UPM-Kymmene Oyj	Common Stock	UPM.HE	OMX Nordic Exchange Helsinki	4.00%
Voestalpine AG	Common Stock	VOES.VI	Vienna Stock Exchange	4.00%
ABB Ltd	Common Stock	ABBN.S	SIX Swiss Exchange	3.90%
Compagnie Financiere Richemont SA	Common Stock	CFR.S	SIX Swiss Exchange	3.90%
Randstad NV	Common Stock	RAND.AS	Euronext Amsterdam	3.60%
Flughafen Zurich AG	Common Stock	FHZN.S	SIX Swiss Exchange	3.50%
Smurfit Kappa Group PLC	Common Stock	SKG.I	Euronext Dublin	3.50%

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Company	Type of Shares [TO CONFIRM]	Reuters Ticker	Exchange	Index Weight at Each Rebalancing
Unibail-Rodamco-Westfield	Shares	URW.AS	Euronext Amsterdam	3.50%
Commerzbank AG	Common Stock	CBKG.DE	Xetra	3.20%
HeidelbergCement AG	Common Stock	HEIG.DE	Xetra	3.00%
RWE AG	Common Stock	RWEG.DE	Xetra	3.00%
Alfa Laval AB	Common Stock	ALFA.ST	OMX Nordic Exchange Stockholm	2.50%
Aena SME SA	Common Stock	AENA.MC	Madrid Stock Exchange	2.20%
Ageas SA NV	Common Stock	AGES.BR	Euronext Brussels	2.20%
Gecina SA	Shares	GFCP.PA	Euronext Paris	2.00%
Investor AB	Common Stock	INVEb.ST	OMX Nordic Exchange Stockholm	2.00%
Royal Ahold Delhaize NV	Common Stock	AD.AS	Euronext Amsterdam	2.00%
SFS Group AG	Common Stock	SFSN.S	SIX Swiss Exchange	2.00%
Sopra Steria Group	Common Stock	SOPR.PA	Euronext Paris	2.00%

Publication of the Index

The Index is calculated and published by the Index Sponsor on each Calculation Day from 9:00 AM to 10:50 PM, Central European Time, under the Bloomberg symbol “SOLRECOV.” A “Calculation Day” is every weekday from Monday through Friday. A day on which the Vienna Stock Exchange, New York Stock Exchange, Madrid Stock Exchange, OMX Nordic Exchange Helsinki, Euronext Paris, Euronext Dublin, Euronext Amsterdam, Euronext Brussels, OMX Nordic Exchange Copenhagen, SIX Swiss Exchange, Xetra or OMX Nordic Exchange Stockholm is not open for general business is not a Calculation Day.

The Index Sponsor is responsible for rebalancing the Index and making changes to the Index on account of Corporate Actions, or Solactive Market Disruption Events (each as set forth below).

If the relevant exchange for an Index Component does not publish a price for such Index Component, the Index Sponsor will determine the price in a manner it determines to be reasonable.

Calculation of the Index Level

The Index was set to a base level of 100 as of the close of trading on December 31, 2014. The Index Value on any Business Day will reflect the Index Value on the previous Business Day plus or minus the net change in value of the Index Components from the previous Business Day. The calculation of the daily Index value is represented by the following formula:

Index Valuet  = (Index Valuet-1 × Δ Index Component Values)

Where:

Index Valuet = Index Value on current Business Day

Index Valuet-1 = Index Value on previous Business Day

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Δ Index Component Values = Net weighted change in value of the Index Components from the previous Business Day

The Index is published in Euros. For Index Components denominated in currencies other than Euro, the Index Sponsor will convert the prices of such Index Components into Euros before calculating the Index Value.

The Index is a price return index, and so all ordinary dividend payments on the Index Components are excluded from the calculation of the Index.

Quarterly Rebalancing

The Index is rebalanced quarterly so that all Index Components are weighted at a pre-determined weight of between 2% and 4% within the Index as shown in the above table, “Index Composition.” The last business day of March, June, September and December is a “Rebalance Day.” The rebalanced Index weightings become effective after the close of business on each quarterly Rebalance Day.

Extraordinary Corporate Actions

The Index Sponsor may, in its discretion, substitute an Index Component with a successor stock only upon the occurrence of a Merger, a Takeover Bid, a Delisting, the Nationalization of a company or an Insolvency (each, an “Extraordinary Corporate Action”), as determined by the Index Sponsor.

•	A “Merger” is (a) a change in the security class or a conversion of the share class that results in a transfer or an ultimate definite obligation to transfer all the shares to another legal person; (b) a merger (either by acquisition or through forming a new structure) or a binding obligation on the part of the issuer to exchange shares with another legal person (except in a merger or share exchange under which the issuer of the Index Component is the acquiring or remaining company and that does not involve a change in security class or a conversion of all the shares); (c) a takeover offer, exchange offer, other offer or another act of a legal person for the purposes of acquiring or otherwise obtaining from the issuer 100% of the shares issued that entails a transfer or the irrevocable obligation to transfer all shares (with the exception of shares that are held and controlled by the legal person); or (d) a merger (either by acquisition or through forming a new structure) or a binding obligation on the part of the issuer of the share or its subsidiaries to exchange shares with another legal person, whereby the issuer of the share is the acquiring or remaining company and, although it does not involve a change in the class or a conversion of all the shares issued, the shares directly prior to such an event (except for shares held and controlled by the legal person) represent in total less than 50% of the shares directly subsequent to such an event.

•	A “Takeover Bid” is a bid to acquire, an exchange offer, or any other offer or act of a legal person that results in the related legal person acquiring as part of an exchange or otherwise more than 10% of the shares of an issuer or the right to acquire these shares, as determined by the Index Sponsor based on notices submitted to public or self-regulatory authorities or other information considered by the Index Sponsor to be relevant.

•	An Index Component is “delisted” if the exchange on which it is traded announces pursuant to exchange regulations that the listing of, the trading in or the issuing of public quotes on the Index Component at such exchange has ceased immediately or will cease at a later date, for whatever reason (provided the Delisting is not because of a Merger or a Takeover Bid), and the Index Component is not immediately listed, traded or quoted again on an exchange, trading or listing system, acceptable to the Index Sponsor.

•	“Nationalization” is a process whereby all shares or the majority of the assets of the issuer of the shares are nationalized or are expropriated or otherwise must be transferred to public bodies, authorities or

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institutions.

•	“Insolvency” occurs with regard to an Index Component if (a) all shares of the respective issuer must be transferred to a trustee, liquidator, insolvency administrator or similar public officer as result of voluntary or compulsory liquidation, insolvency or winding-up proceedings or comparable proceedings affecting the issuer of the Index Components or (b) the holders of the shares of the issuer are legally enjoined from transferring the shares.

The price for the Index Component on the day on which the Extraordinary Corporate Action occurs will be the last available market price for the Index Component quoted on the relevant exchange on the day the event came into effect (or, if a market price is not available for the day the event came into effect, the last available market price quoted on the relevant exchange on a day specified as appropriate by the Index Sponsor) as determined by the Index Sponsor, and this price is used as the price of the particular Index Component until the end of the day on which the composition of the Index is next set.

In the event of the Insolvency of an issuer of an Index Component, the Index Component will be removed from the Index with notice period of two Business Days. As long as a market price for the affected Index Component is available on a Business Day, that market price shall be used as the price for this Index Component on the relevant Business Day, as determined in each case by the Index Sponsor. If a market price is not available on a Business Day, the Trading Price for the relevant Index Component will be set to 0.0000000001. The Index adjustment will become effective on the opening on the third Business Day following the announcement at the earliest.

Adjustments for Corporate Actions

Following the announcement of certain corporate actions by the issuer of an Index Component, the Index Sponsor will determine whether such corporate action has a dilution, concentration or other effect on the price of the respective Index Component, and will make necessary adjustments to the affected Index Component and/or the formula for calculating the Index in order to take into account the dilution, concentration or other effect, including by determining the date on which the adjustment will come into effect. Among other things, the Index Sponsor can take into account an adjustment made by an exchange, a trading or quotation system on which options and futures contracts on the relevant Index Component are traded as a result of a corporate action. Corporate actions for which the Index Sponsor will generally make adjustments include, but are not limited to: special dividends, stock dividends, stock splits, rights issues, capital decreases and spin-offs.

Solactive Market Disruption Events

In the event of a Solactive Market Disruption Event, the Index Sponsor will determine the level of the Index, taking into account the market conditions prevailing at that point in time, the last quoted trading price for each of the Index Components, as well as any other conditions that it deems relevant for purposes of determining the level of the Index.

A “Solactive Market Disruption Event” occurs if:

(a)	one of the following events occurs or exists on a trading day prior to the opening quotation time for an Index Component:

(i)	trading is suspended or restricted (due to price movements that exceed the limits allowed by the relevant exchange or an affiliated exchange, or for other reasons) across the whole

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exchange, in options or futures contracts on or with regard to the Index Component, or on an exchange or trading or quotation system (as determined by the Index Sponsor) on which the Index Component is listed or quoted; or

(ii)	an event that (in the assessment of the Index Sponsor) generally disrupts and affects the opportunities of market participants to execute transactions on the exchange in respect of an Index Component, to determine market values for an Index Component, to execute transactions with regard to options and futures contracts on an Index Component, or to determine market values for such options or futures contracts;

or

(b)	trading on the relevant exchange or an affiliated exchange is ceased prior to the usual closing time, unless the early cessation of trading is announced by the exchange or affiliated exchange on this trading day at least one hour before:

(i)	the actual closing time for normal trading on the relevant exchange or affiliated exchange on the trading day in question or, if earlier,

(ii)	the closing time (if given) of the relevant exchange or affiliated exchange for the execution of orders at the time the quote is given.

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